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                         EXECUTIVE OFFICER BONUS ARRANGEMENT


For the year ended July 31, 1996, DEP Corporation had bonus arrangements with certain of its executive officers.

Pursuant to such arrangements, Jerome P. Alpin, Senior Vice President and General Manager, International Sales and Marketing; Steven Berry, Vice President, Sales; Mark Jagusiak, Vice President, Operations; D. Lee Johnson, Vice President, Administration; and John Petersen, Vice President and Controller, may earn bonus compensation upon the attainment of corporate and/or divisional sales and profit plans and certain measures of operational efficiency and performance, as determined by the President from time to time.




                                    EXHIBIT 10.6



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